Exhibit 99.4

Item 15.	Exhibits, Financial Statement Schedules, and Reports on Form 8-K

(a) The following is a list of certain documents filed as a part of this report:

(1) Financial Statements of the Registrant.

(i)	Report of Independent Registered Public Accounting Firm.

(ii)	Combined Balance Sheets as of December 31, 2005 and 2004.

(iii)	Combined Statements of Operations for the years ended December 31, 2005, 2004 and 2003.

(iv)	Combined Statements of Cash Flows for the years ended December 31, 2005, 2004 and 2003.

(v)	Combined Statements of Changes in Parent’s Equity for the years ended December 31, 2005, 2004 and 2003.

(vi)	Notes to Combined Financial Statements.

All other schedules specified in Item 8 or Item 15(d) of Form 10-K are omitted because they are not applicable or not required, or because the required information is included in the Financial Statements or notes thereto.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders of SkyTerra Communications, Inc.:

We have audited the accompanying combined balance sheets of SkyTerra Communications, Inc., as discussed in Notes 1 and 2 to the combined financial statements, as of December 31, 2005 and 2004, and the related combined statements of income, cash flows, and parent’s equity for each of the three years in the period ended December 31, 2005. These financial statements are the responsibility of SkyTerra Communications, Inc.’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of SkyTerra Communications, Inc.’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on SkyTerra Communications, Inc.’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of SkyTerra Communications, Inc. at December 31, 2005 and 2004, as discussed in Notes 1 and 2 to the combined financial statements, and the combined results of its operations and its cash flows for each of the three years in the period ended December 31, 2005 in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

McLean, Virginia

May 10, 2006

SKYTERRA COMMUNICATIONS, INC.

(As defined in the Notes to the Combined Financial Statements)

COMBINED BALANCE SHEETS

(In thousands)

	December 31,
	2005	2004
Assets
Current assets:
Cash and cash equivalents	$9,503	$119
Short-term investments	3,000	—
Deferred income taxes	59,050	—

Total current assets	71,553	119
Investment in Mobile Satellite Ventures LP	42,761	50,098
Deferred income taxes	2,700	55,699

Total assets	$117,014	$105,916

Liabilities and Parent’s Equity
Current liabilities:
Accounts payable	$205	$10
Accrued liabilities	235	—

Total current liabilities	440	10

Commitments and contingencies

Minority interest	8,474	9,975

Series A Redeemable Convertible Preferred Stock, net of unamortized discount of $28,195 and $32,589, respectively	93,100	88,706

Parent’s equity:
Parent’s equity	15,106	7,225
Accumulated other comprehensive loss	(106)	—

Total Parent’s equity	15,000	7,225

Total liabilities and Parent’s equity	$117,014	$105,916

See accompanying notes to combined financial statements.

SKYTERRA COMMUNICATIONS, INC.

(As defined in the Notes to the Combined Financial Statements)

COMBINED STATEMENTS OF OPERATIONS

(In thousands, except share and per share data)

	Years Ended December 31,
	2005	2004	2003
Revenues	$—	$—	$—
Cost of revenues	—	—	—

Gross margin	—	—	—
Selling, general and administrative expenses	(2,230)	(1,201)	(682)

Loss from operations	(2,230)	(1,201)	(682)
Interest income	—	5,552	5,815
Equity in loss of Mobile Satellite Ventures LP	(9,469)	(1,020)	—
Minority interest	1,925	(810)	(1,126)

(Loss) income before income taxes	(9,774)	2,521	4,007
Income tax benefit (expense)	2,486	(941)	(1,523)

Net (loss) income	(7,288)	1,580	2,484
Cumulative dividends and accretion of redeemable convertible preferred stock to liquidation value	(9,969)	(9,918)	(9,687)

Net loss attributable to Parent	$(17,257)	$(8,338)	$(7,203)

Unaudited pro forma basic and diluted loss per common share	$(0.98)	$(0.55)	$(0.47)

Pro forma basic weighted average common shares outstanding	17,614,474	15,115,895	15,341,518

See accompanying notes to combined financial statements.

SKYTERRA COMMUNICATIONS, INC.

(As defined in the Notes to the Combined Financial Statements)

COMBINED STATEMENTS OF CASH FLOWS

(In thousands)

	Years ended December 31,
	2005	2004	2003
Cash flows from operating activities:
Net (loss) income	$(7,288)	$1,580	$2,484
Adjustments to reconcile net (loss) income to net cash provided by (used in) operating activities:
Equity in loss of Mobile Satellite Ventures LP	9,469	1,020	—
Minority interest	(1,925)	810	1,126
Stock-based compensation expense	205	439	40
Changes in assets and liabilities:
Interest receivable from Mobile Satellite Ventures LP	—	11,520	(5,815)
Accounts payable	195	—	10
Accrued expenses	235	—	—

Net cash provided by (used in) operating activities	891	15,369	(2,155)

Cash flows from financing activities:
Net capital contribution from (distribution to) Parent	8,493	(11,956)	2,039
Distributions to (contributions from) minority interest of combined subsidiary	—	(3,361)	48

Net cash provided by (used in) financing activities	8,493	(15,317)	2,087

Net increase (decrease) in cash and cash equivalents	9,384	52	(68)
Cash and cash equivalents, beginning of year	119	67	135

Cash and cash equivalents, end of year	$9,503	$119	$67

Noncash investing activities:
Conversion of notes receivable to limited partnership interests in Mobile Satellite Ventures LP	$—	$51,118	$—

Noncash financing activities:
Short-term investment contributed by Parent	$3,000	$—	$—

Payment of dividend on preferred stock by Parent	$5,575	$1,394	$—

See accompanying notes to combined financial statements.

SKYTERRA COMMUNICATIONS, INC.

(As defined in the Notes to the Combined Financial Statements)

COMBINED STATEMENTS OF CHANGES IN PARENT’S EQUITY

(In thousands)

	Parent’s Equity	Accumulated Other Comprehensive Loss	Total Parent’s Equity	Comprehensive Income (Loss)
Balance, January 1, 2003	$25,339	$—	$25,339
Net capital contribution from Parent	3,838	—	3,838
Dividends on and accretion of preferred stock	(9,687)	—	(9,687)
Stock-based compensation expense	33	—	33
Comprehensive income:
Net income	2,484	—	2,484	$2,484

Total comprehensive income	—	—	—	$2,484

Balance, December 31, 2003	22,007	—	22,007
Net capital distribution to Parent	(6,824)	—	(6,824)
Dividends on and accretion of preferred stock	(9,918)		(9,918)
Stock-based compensation expense	380	—	380
Comprehensive income:
Net income	1,580	—	1,580	$1,580

Total comprehensive income	—	—	—	$1,580

Balance, December 31, 2004	7,225	—	7,225
Net capital contribution from Parent	23,119	—	23,119
Dividends on and accretion of preferred stock	(9,969)	—	(9,969)
Stock-based compensation expense	205	—	205
Stock-based compensation expense for issuance of options by Mobile Satellite Ventures LP	1,655	—	1,655
Distribution of TerreStar Networks, Inc. by Mobile Satellite Ventures LP	159		159
Comprehensive loss:
Net loss	(7,288)	—	(7,288)	$(7,288)
Net foreign currency translation adjustments of Mobile Satellite Ventures LP	—	(106)	(106)	(106)

Total comprehensive loss	—	—	—	$(7,394)

Balance, December 31, 2005	$15,106	$(106)	$15,000

See accompanying notes to combined financial statements.

(1)	Description of Distribution

On February 21, 2006, SkyTerra Communications, Inc. (“SkyTerra”) separated into two publicly owned companies (the “Distribution”): (i) SkyTerra (referred to as the “Company” following the Distribution) and (ii) Hughes Communications, Inc. (“Hughes”), a newly formed entity. On December 30, 2005, in preparation for the Distribution, SkyTerra and Hughes entered into an agreement (the “Separation Agreement”) pursuant to which SkyTerra contributed to Hughes, effective December 31, 2005, all of its assets, liabilities and operations other than those associated with Mobile Satellite Ventures LP (the “MSV Joint Venture”) and TerreStar Networks, Inc. (“TerreStar”), $12.5 million of cash, cash equivalents and short-term investments, certain tax attributes and the obligations pursuant to SkyTerra’s Series A redeemable convertible preferred stock (the “Series A Preferred Stock”). Upon a change of control of the Company involving a consolidation of the ownership of the MSV Joint Venture, which would include the proposed exchange transactions described in Note 10, the remaining balance of the $12.5 million of cash, cash equivalents and short-term investments at such time, if any, will be transferred to Hughes.

To effect the Distribution, SkyTerra distributed to each of its stockholders one-half of one share of Hughes common stock for each share of SkyTerra common or non-voting common stock held as of the close of business on February 13, 2006 (or, in the case of SkyTerra’s Series A Preferred Stock and Series 1-A and 2-A warrants, in accordance with their terms, one-half of one share of Hughes common stock for each share of SkyTerra common stock issuable upon conversion or exercise of such preferred stock and warrants held as of the close of business on February 13, 2006).

Notwithstanding the legal form of the Distribution, due to, among other things, (i) the businesses transferred to Hughes generated all of SkyTerra’s historical consolidated revenues and constitute a majority of the book value of SkyTerra’s assets and (ii) the businesses transferred to Hughes include SkyTerra’s discontinued operating subsidiaries and all of the assets and liabilities relating to such subsidiaries, the Distribution was accounted for as a reverse spin-off in accordance with Emerging Issues Task Force Issue No. 02-11, “Accounting for Reverse Spin-offs.” Accordingly, Hughes is considered the divesting entity and treated as the accounting successor to SkyTerra for financial reporting purposes, and the Company is treated as if it had been distributed by Hughes. As described in Note 2(b), these combined financial statements treat the Company as if it had been a subsidiary of Hughes for all periods presented. As used in these combined financial statements, the term “Parent” refers to SkyTerra as the accounting predecessor to Hughes.

(2)	Summary of Significant Accounting Policies

(a)	Description of Business

Through its 80% owned subsidiary, MSV Investors, LLC (the “MSV Investors Subsidiary”), the Company is an active participant in the MSV Joint Venture, a joint venture that also includes TMI Communications, Inc. (“TMI”), Motient Corporation (“Motient”), and certain other investors (collectively, the “Other MSV Investors”). The MSV Joint Venture is currently a provider of mobile digital voice and data communications services via satellite in North America. The Company has designated three members of the 12-member board of directors of the MSV Joint Venture’s corporate general partner.

(b)	Basis of Presentation

The Company’s combined financial statements combine the results of operations and financial position of the MSV Investors Subsidiary, as well as an allocation of expenses related to certain corporate functions performed on behalf of the Company. The combined financial statements also reflect SkyTerra’s historical carrying amount and related dividends and accretion attributable to the Series A Preferred Stock which remained an obligation of the Company following the Distribution, the $12.5 million of cash, cash equivalents and short-term investments retained by the Company following the effective date of the Separation Agreement, and certain tax attributes which were retained by the Company following the Distribution.

The Company’s combined financial statements include an allocation of expenses related to certain corporate functions, including those related to executive management, accounting, legal, human resources, information systems and insurance. Expenses related to these functions have been derived from Parent’s historical costs relating to such functions and allocated to the Company based on an estimate of time spent by Parent’s employees performing services related to the MSV Investors Subsidiary, including issues related to the MSV Joint Venture. For the years ended December 31, 2005, 2004 and 2003, corporate overhead expenses of $1.0 million, $0.7 million and $0.5 million, respectively, have been included in selling, general and administrative expenses in the accompanying combined statements of operations. Management believes these allocations are reasonable. These expenses are not indicative of the costs and expenses that would have been incurred had the Company operated as a separate entity during the periods presented as they represent only a portion of the corporate overhead expenses incurred by Parent. However, it is not practicable to estimate what the Company’s corporate overhead costs would have been on a stand-alone basis during such periods.

These combined financial statements may not necessarily reflect the financial position, results of operations, changes in Parent’s equity and cash flows of the Company in the future or had it operated as a separate entity during the periods presented. The combined financial statements do not reflect any changes that may occur in the financing and operations of the Company as a result of the Distribution.

(c)	Cash, Cash Equivalents and Short-Term Investments

The Company considers all highly liquid investments with maturities of three months or less at the time of purchase to be cash equivalents. The Company considers all debt securities with maturities of more than three months but less than one year as short-term investments and classifies investments in such short-term debt securities as held to maturity. The cost of these securities is adjusted for amortization of premiums and accretion of discounts to maturity over the contractual life of the security. As of December 31, 2005, all short-term investments consisted of government agency securities.

(d)	Impairment of Long-Lived Assets

Long-lived assets and certain identifiable intangibles are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net undiscounted cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying value of the assets exceeds the fair value of the assets.

(e)	Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and for operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are recognized if it is “more likely than not” that some portion or all of a deferred tax asset will not be realized.

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning in making these assessments.

(f)	Stock-Based Compensation

The Company accounts for stock-based compensation in accordance with Statement of Financial Accounting Standards (“SFAS”) SFAS No. 123, “Accounting for Stock-Based Compensation” (“SFAS No. 123”), which allows entities to continue to apply the provisions of Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB Opinion No. 25”), as clarified by Financial Accounting Standards Board (“FASB”) Interpretation No. 44, “Accounting For Certain Transactions Involving Stock Compensation,” (“FIN 44”) and provides pro forma net (loss) income and pro forma net (loss) income per common share disclosures for employee stock option grants as if the fair-value-based method, as defined in SFAS No. 123, had been applied. The Company has elected to apply the provisions of APB Opinion No. 25 and provide the pro forma disclosure required by SFAS No. 123.

APB Opinion No. 25 does not require the recognition of compensation expense for stock options granted to employees with exercise prices equal to fair market value on the date of grant. However, certain modifications to previously granted awards results in variable plan accounting under APB Opinion No. 25 and FIN 44. The stock- based compensation expense is calculated based on changes in the quoted prices of the Company’s common stock. As a result of the re-pricing of certain SkyTerra stock options in 2001 and 2002, for the years ended December 31, 2005, 2004 and 2003, the Company recognized compensation expense of approximately $0.2 million, $0.1 million and $6,000, respectively. These amounts represent an allocation of the total stock-based compensation expense recorded by Parent during each of the respective years.

The following table provides a reconciliation of net (loss) income to pro forma net (loss) income as if the fair value method had been applied to all employee awards represents the Company’s allocated portion of Parent’s costs for the periods presented:

	Years Ended December 31,
	2005	2004	2003
	(in thousands, except per share data)
Net (loss) income, as reported	$(7,288)	$1,580	$2,484
Add: Stock-based employee compensation expense, as reported, net of related tax effects	81	61	4
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	(307)	(42)	(21)

Pro forma net (loss) income	$(7,514)	$1,599	$2,467

Unaudited pro forma basic and diluted net loss per common share:
As reported	$(0.98)	$(0.55)	$(0.47)
Pro forma	$(0.99)	$(0.55)	$(0.47)

The per share weighted average fair value of stock options granted by SkyTerra during 2005, 2004 and 2003 was $16.82, $2.70 and $0.83, respectively, on the date of grant using the Black-Scholes option pricing model with the following assumptions which are the same assumptions used by Parent: (1) a risk free interest rate ranging from 2.9% to 3.7% in 2005, 1.2% to 3.2% in 2004 and 1.1% to 4.0% in 2003, (2) an expected term of three years in 2005, 2004 and 2003, (3) volatility of approximately 93% in 2005, 172% in 2004 and 175% in 2003, and (4) an annual dividend yield of 0% for all years.

(g)	Comprehensive Income (Loss)

Comprehensive income (loss) is defined as the change in equity during a period from non-owner sources. Comprehensive income (loss) for the years ended December 31, 2005, 2004 and 2003 has been disclosed within the accompanying combined statements of changes in Parent’s equity. As of December 31, 2005, accumulated other comprehensive loss was approximately $0.1 million, consisting primarily of the Company’s proportionate share of the accumulated foreign currency translation adjustments of the MSV Joint Venture. As of December 31, 2004 and 2003, the Company did not have any items of accumulated other comprehensive income (loss).

(h)	Use of Estimates

The preparation of these combined financial statements in conformity with United States generally accepted accounting principles requires the use of management estimates and assumptions that affect reported amounts and related disclosures. These estimates are based on historical experience and information that is available to management about current events and actions the Company may take in the future. Significant items subject to estimates and assumptions include the allocation of corporate overhead expenses, valuation allowances for deferred income tax assets, fair value of stock options and other contingent obligations. Actual results could differ from those estimates and assumptions.

(i)	Pro Forma Net Loss per Common Share (unaudited)

Pro forma basic net loss per common share is computed by dividing net loss attributable to Parent by SkyTerra’s historical weighted average number of common shares outstanding for the period. Pro forma diluted net loss per common share is computed by dividing net loss attributable to Parent by SkyTerra’s historical weighted average number of common shares outstanding and potentially dilutive SkyTerra securities. The potential dilutive effect of outstanding SkyTerra stock options and warrants is calculated using the “treasury stock” method, and the potential dilutive effect of the Series A Preferred Stock is calculated using the “if-converted” method. During all years presented, SkyTerra had potential common shares, including shares issuable upon the exercise of outstanding stock options and warrants and the conversion of the Series A Preferred Stock, which could potentially dilute basic net loss per common share in the future, but were excluded in the computation of diluted loss per common share in such periods, as their effect would have been antidilutive. Potential common shares issuable upon the exercise of outstanding SkyTerra stock options and warrants but excluded from the calculation of pro forma diluted net loss per common share were 2,793,309 shares, 3,137,976 shares and 2,405,168 shares for the years ended December 31, 2005, 2004 and 2003, respectively. During the years ended December 31, 2005, 2004 and 2003, 1,912,485, 1,912,485 and 1,710,423 potential common shares issuable upon the conversion of the Series A Preferred Stock were excluded from the computation of pro forma diluted net loss per common share.

(j)	Fair Value of Financial Instruments

The Company’s financial instruments include cash, cash equivalents, short-term investments, accounts payable and the Series A Preferred Stock. The fair value of these instruments, other than the Series A Preferred Stock, approximates book value due to their short-term duration. The fair value of the Series A Preferred Stock is not practicable to determine as no quoted market price exists and there have not been any recent transactions involving the Series A Preferred Stock.

(k)	Concentration of Credit Risk

Financial instruments which potentially subject the Company to a concentration of credit risk consist of cash, cash equivalents and short-term investments. Although the Company maintains cash balances at financial institutions that exceed federally insured limits, these balances are placed with various high credit quality financial institutions.

(l)	Recently Issued Accounting Standards

In December 2004, the FASB issued SFAS No. 123R, “Share-Based Payment” (“SFAS No. 123R”), a revision of SFAS No. 123. SFAS No. 123R requires entities to recognize compensation expense for all share-based payments to employees, including stock options, based on the estimated fair value of the instrument on the date it is granted. The expense will be recognized over the vesting period of the award. SFAS No. 123R is effective for the Company on January 1, 2006 and provides entities two transition methods. The Company has elected to use the modified prospective transition method and therefore will not restate its prior period results. Under the modified prospective transition method, compensation expense is recognized beginning with the effective date for all awards granted to employees prior to the effective date that are unvested on the effective date. As the Company currently accounts for share-based payments using the intrinsic value method as allowed by APB Opinion No. 25, the adoption of the fair value method under SFAS No. 123R will increase the Company’s loss from operations. The unrecognized compensation expense associated with unvested stock options held by employees and directors who will remain with the Company following the Distribution was approximately $1.5 million as of January 1, 2006. Of this amount, the Company expects to record approximately $1.0 million of compensation expense during the year ended December 31, 2006. Additional compensation expense will be impacted by various factors, including the number of awards granted and their related fair value at the date of grant.

In December 2004, the FASB issued SFAS No. 153, “Exchanges of Nonmonetary Assets—an amendment of APB Opinion No. 29” (“SFAS No. 153”). SFAS No. 153 eliminates the exception for nonmonetary exchanges of similar productive assets of APB Opinion No. 29 and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. A nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. SFAS No. 153 is effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. The adoption of SFAS No. 153 did not have a material impact on the Company’s financial position or results of operations.

In May 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections, a replacement of APB Opinion No. 20 and FASB Statement No. 3” (“SFAS No. 154”). SFAS No. 154 applies to all voluntary changes in accounting principle and changes the requirements for accounting for and reporting a change in accounting principle. SFAS No. 154 requires the retrospective application to prior periods’ financial statements of the direct effect of a voluntary change in accounting principle unless it is impracticable to determine either the period-specific effects or the cumulative effective of the change. SFAS No. 154 is effective for accounting changes made in fiscal years beginning after December 15, 2005. The adoption of SFAS No. 154 is not expected to have a material impact on the Company’s financial position or results of operations.

(3)	Interest in the MSV Joint Venture

On November 26, 2001, through the MSV Investors Subsidiary, SkyTerra purchased an interest in the MSV Joint Venture in the form of a convertible note with a principal amount of $50.0 million. The note yielded interest at a rate of 10% per year, had a maturity date of November 26, 2006, and was convertible at any time at the option of the MSV Investors Subsidiary into equity interests in the MSV Joint Venture. Immediately prior to the purchase of the convertible note, SkyTerra contributed $40.0 million to the MSV Investors Subsidiary and a group of unaffiliated third parties collectively contributed $10.0 million. The ownership interest of these unaffiliated third parties in the MSV Investors Subsidiary is classified as minority interest in the accompanying combined financial statements.

On August 13, 2002, the MSV Joint Venture completed a rights offering allowing its investors to purchase their pro rata share of an aggregate $3.0 million of newly issued convertible notes with terms similar to the convertible note already held by the MSV Investors Subsidiary. The MSV Investors Subsidiary exercised its basic and over subscription rights and purchased approximately $1.1 million of the convertible notes. The group of unaffiliated third parties collectively contributed $0.2 million to the MSV Investors Subsidiary in connection with the MSV Joint Venture rights offering.

On November 12, 2004, the MSV Joint Venture raised $145.0 million in cash by selling partnership units for $29.45 per unit and exchanged or converted approximately $84.9 million of debt securities and accrued interest. In connection with this financing, the convertible notes held by the MSV Investors Subsidiary converted into approximately 23% of the limited partnership interests of the MSV Joint Venture on an undiluted basis, at their original conversion price of $6.45 per unit. As a result of these transactions, the MSV Investors Subsidiary also received approximately $17.1 million in cash from the MSV Joint Venture to pay the accrued interest on the convertible notes. The MSV Investors Subsidiary distributed approximately $13.6 million of this cash to SkyTerra and $3.4 million of cash to the unaffiliated third parties who own the 20% minority interest in the MSV Investors Subsidiary.

Following the November 12, 2004 conversion of its notes receivable into limited partnership interests, the Company accounts for its interest in the MSV Joint Venture under the equity method. Accordingly, on the date of conversion, the remaining $51.1 million carrying amount of the notes receivable was reclassified to investment in Mobile Satellite Venture LP and will be adjusted thereafter for the Company’s proportionate share of the net income (loss) of the MSV Joint Venture, subject to certain adjustments. These adjustments relate primarily to the amortization of the excess of the Company’s $51.1 million carrying amount over the Company’s proportionate share of the carrying amount of the MSV Joint Venture’s net assets on the date of conversion. This excess will be amortized over the remaining useful life of certain MSV Joint Venture long-lived assets on a straight line basis. As of December 31, 2005, the carrying value of the Company’s investment exceeded its proportionate share of the carrying amount of the MSV Joint Venture’s net assets by approximately $1.4 million.

The following table presents summarized consolidated financial information for the MSV Joint Venture and is derived from the MSV Joint Venture’s audited consolidated financial statements. The net loss of the MSV Joint Venture for the year ended December 31, 2005 includes a gain of approximately $0.7 million for the cumulative effect of change in accounting principle recognized by the MSV Joint Venture upon the adoption of FASB Interpretation No. 46R, “Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51,” in 2005.

	December 31,
	2005	2004
	(in thousands)
Consolidated balance sheet information of the MSV Joint Venture:
Current assets	$119,806	$139,978
Noncurrent assets	96,978	106,245
Current liabilities	11,811	11,873
Noncurrent liabilities	23,713	21,386
Partners’ equity	181,260	212,964

	Years Ended December 31,
	2005	2004
	(in thousands)
Consolidated statement of operations information of the MSV Joint Venture:
Revenues	$29,381	$29,007
Loss from continuing operations	(39,153)	(26,755)
Net loss	(40,955)	(33,455)

The MSV Investors Subsidiary and the other partners of the MSV Joint Venture have agreed that the acquisition or disposition by the MSV Joint Venture of its assets, certain acquisitions or dispositions of a limited partner’s interest in the MSV Joint Venture, subsequent investment into the MSV Joint Venture by any person, and any merger or other business combination of the MSV Joint Venture, are subject to the control restrictions contained in the Amended and Restated Limited Partnership Agreement and the Amended and Restated Stockholders’ Agreement. The control restrictions include, but are not limited to, rights of first refusal, tag along rights and drag along rights. Many of these actions, among others, cannot occur without the consent of the majority of the ownership interests of the MSV Joint Venture. In addition, the MSV Investors Subsidiary and two of the three other joint venture partner groups have entered into a voting agreement pursuant to which three of the four joint venture partner groups must consent to certain transactions involving the MSV Joint Venture or the partners or none of the parties to the voting agreement will support such actions. In connection with the proposed exchange transactions described in Note 10, the Company was required to, and did, receive the consent of three of the four joint venture partner groups.

On May 7, 2004, in connection with services being provided which support the regulatory effort of the MSV Joint Venture, an unaffiliated consultant was issued an option to purchase a less than one percent ownership interest in the MSV Investors Subsidiary. The option is immediately exercisable and will expire on the earlier of the dissolution of the MSV Investors Subsidiary or December 31, 2010. During 2004, the Company recognized expense of approximately $0.3 million related to the issuance of the option, which was the approximate fair value of the option using the Black-Scholes option valuation model. To provide additional incentive to the consultant, the MSV Investors Subsidiary agreed to pay the consultant a one-time fee of $0.4 million upon a liquidity event, as defined in the agreement. The MSV Investors Subsidiary will recognize an expense related to this fee, if and when a liquidity event becomes probable. The closing of the proposed exchange transactions involving the consolidation of the ownership of the MSV Joint Venture described in Note 10 will be a liquidity event that would require payment of the one-time fee.

(4)	Interest in TerreStar Networks

TerreStar was formed by the MSV Joint Venture to develop business opportunities related to the proposed receipt of certain licenses in the 2 GHz band. On December 20, 2004, the MSV Joint Venture issued rights (the “TerreStar Rights”) to receive all of the shares of common stock of TerreStar, then a wholly-owned subsidiary of the MSV Joint Venture, to the limited partners of the MSV Joint Venture, pro rata in accordance with each limited partner’s percentage ownership. The TerreStar Rights were to automatically be exchanged for shares of TerreStar common stock on May 20, 2005. On May 11, 2005, the TerreStar Rights were exchanged for shares of TerreStar common stock in connection with the sale by TerreStar of $200.0 million of its common stock to Motient at a purchase price of $24.42 per share (the “TerreStar Private Placement”), increasing Motient’s ownership of TerreStar to approximately 54% on a fully diluted basis. Following these transactions, the Company’s MSV Investors Subsidiary owns approximately 5.3 million shares of TerreStar common stock, or approximately 15% of TerreStar on a fully diluted basis, and accounts for its interest in TerreStar under the cost method. In accordance with Accounting Principles Board Opinion No. 29, “Accounting for Nonmonetary Transactions,” the Company’s carrying value for its interest in TerreStar immediately following the May 2005 distribution was based on its pro rata share of the MSV Joint Venture’s carrying value for TerreStar immediately prior to the distribution. As the MSV Joint Venture had no carrying value for its interest in TerreStar at the time of the distribution, the Company has no carrying value for its interest in TerreStar on the accompanying combined balance sheets. TerreStar has historically generated operating losses and is expected to continue to generate significant operating losses in future periods. The Company has no obligation to fund these operating losses.

In connection with the TerreStar Private Placement, the minority shareholders of TerreStar, including the Company’s MSV Investors Subsidiary, TMI and the Other MSV Investors, entered into certain agreements with TerreStar and Motient providing the MSV Investors Subsidiary (and the other minority shareholders) with certain protections, including tag along rights, pre-emptive rights and representation on the TerreStar Board of Directors. In addition, the TerreStar shares held by the minority shareholders, including the MSV Investors Subsidiary, under certain conditions, may be subject to drag along rights of Motient. In connection with the TerreStar Private Placement, the MSV Joint Venture licensed TerreStar certain intellectual property and agreed to provide TerreStar with certain services. Also, in connection with the transaction, Motient agreed, subject to satisfaction of certain conditions, to waive certain rights in order to facilitate a transaction in which one of the minority shareholders in TerreStar who also holds interests in the MSV Joint Venture acquires all of the interests in the MSV Joint Venture held by the other minority shareholders in TerreStar, resulting in control of the MSV Joint Venture being held by such party.

Upon closing of the proposed exchange transactions described in Note 10, the TerreStar shareholders’ agreement will be modified to limit the protections afforded to the minority stockholders in TerreStar, including the MSV Investors Subsidiary, to certain tag along rights. In addition, TerreStar will no longer be contractually restricted from engaging in transactions with Motient without minority shareholder approval.

(5)	Income Taxes

The benefit or provision for income taxes is based on loss or income recognized for combined financial statement purposes and includes the effects of temporary differences between such loss or income and the taxable loss or income. SkyTerra and its eligible subsidiaries file a consolidated United States Federal income tax return. Hughes was included in such consolidated return through the date of the Distribution. The accompanying combined financial statements treat the Company as if it were a separate stand-alone entity, although the accompany combined balance sheets as of December 31, 2005 and 2004 reflect a deferred tax asset representing SkyTerra’s loss carryforwards available to offset the gain on the Distribution discussed below.

For the year ended December 31, 2005, the Company recorded an income tax benefit of approximately $2.5 million as the operating loss generated during the year was able to be carried back to offset taxable income recognized during the years ended December 31, 2004 and 2003.

The provision for income taxes consists of the following:

	Years Ended December 31,
	2005	2004	2003
	(in thousands)
Current benefit (expense):
Federal	$2,227	$(1,075)	$(1,292)
State	259	(202)	(242)

Total current benefit (expense)	2,486	(1,277)	(1,534)
Deferred benefit:
Federal	—	286	9
State	—	50	2

Total deferred benefit	—	336	11

Total income tax benefit (expense)	$2,486	$(941)	$(1,523)

The provision for income taxes differs from the amount computed by applying the statutory rate to the Company’s income before provision for income taxes as follows:

	Years Ended December 31,
	2005	2004	2003
	(in thousands)
Income tax benefit (expense) at statutory rate	$3,323	$(857)	$(1,363)
State income tax benefit (expense), net of federal benefit	586	(83)	(158)
Valuation allowance and other	(1,423)	(1)	(2)

Total income tax benefit (expense)	$2,486	$(941)	$(1,523)

For Federal income tax purposes, the Company has unused net operating loss carryforwards of approximately $90.7 million expiring in 2008 through 2025 and capital loss carryforwards of approximately $90.0 million expiring in 2006 through 2010. Based on a private letter ruling issued by the Internal Revenue Service (“IRS”) and a closing agreement entered into by the IRS and the Company with respect to the Company’s determination of whether an “ownership change” as defined by Section 382 of the Internal Revenue Code occurred during the period from June 5, 1999 through December 31, 2004, the Company believes that its carryforwards are not subject to limitation under Section 382 and, therefore, are available to offset future taxable income of the Company and its affiliates unless subject to other limitation. As the Distribution did not qualify as a tax-free spin-off, the Company expects to recognize a significant taxable gain related to the Distribution in 2006 for Federal income tax purposes. As of December 31, 2005 and 2004, the Company had a net deferred tax asset of approximately $61.8 million and $55.7 million, respectively, related to the loss carryforwards which are expected to be utilized to offset the Federal taxable gain generated by the Distribution. In accordance with the tax sharing agreement between Hughes and the Company, Hughes will be responsible for reimbursing the Company for all taxes paid relating to the Distribution which are not otherwise offset by loss carryforwards. If Hughes is unable to pay such taxes, the Company will be required to make such payments.

The tax effect of temporary differences that give rise to significant portions of the deferred tax assets are as follows:

	December 31,
	2005	2004
	(in thousands)
Deferred tax assets:
Net operating loss carryforwards	$31,751	$25,788
Capital loss carryforwards	31,504	29,911
Investment in Mobile Satellite Ventures LP	1,085	185
Stock-based compensation	233	151

Total gross deferred tax assets	64,573	56,035
Less valuation allowance	(2,823)	(336)

Total deferred tax assets	$61,750	$55,699

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods before such loss carryforwards expire or in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning in making these assessments. A valuation allowance is maintained on the remaining $2.8 million of deferred tax assets as of December 31, 2005 due to the uncertainty surrounding whether the Company will ultimately realize such deferred tax assets.

(6)	Redeemable Convertible Preferred Stock

SkyTerra’s Amended and Restated Certificate of Incorporation authorizes the issuance of up to 10,000,000 shares of preferred stock, par value $0.01 per share. On June 4, 1999, SkyTerra issued and sold to Apollo Investment Fund IV, LP, Apollo Overseas Partners IV, LP and AIF IV/RRRR LLC (collectively with AP/RM Acquisition LLC and ST/RRRR LLC, the “Apollo Stockholders”), for an aggregate purchase price of $87.0 million, 126,000 shares of Series A Preferred Stock, 126,000 Series 1-A Warrants (the “Series 1-A Warrants”), 1,916,994 Series 2-A Warrants (the “Series 2-A Warrants”), 744,000 shares of SkyTerra’s Series B Preferred Stock (the “Series B Preferred Stock”), 744,000 Series 1-B Warrants (the “Series 1-B Warrants”) and 10,345,548 Series 2-B Warrants (the “Series 2-B Warrants”). As approved at SkyTerra’s 1999 annual meeting of stockholders, all Series B securities were converted to Series A securities. As of December 31, 2005 and 2004, 1,199,007 shares of Series A Preferred Stock, were issued and outstanding.

The Series A Preferred Stock has a $100 per share face value, the right to receive dividends on an as-converted basis and is subject to mandatory and optional redemption. On June 30, 2012, the Company will be required to redeem all Series A Preferred Stock plus any accrued and unpaid dividends. At the option of the Company, the Series A Preferred Stock can be redeemed after June 30, 2004 at a price of 103% of the face value of the Series A Preferred Stock plus any accrued and unpaid dividends. In the event of a change of control, as defined, at the option of the holders of the majority of the then outstanding shares of the Series A Preferred Stock, the Company is required to redeem all or any number of such holders’ shares of Series A Preferred Stock plus any accrued and unpaid dividends. On May 8, 2006, the Company announced that it will conduct a rights offering, the proceeds of which will be used to redeem the Series A Preferred Stock (see Note 10).

At the option of the holder, the Series A Preferred Stock is convertible to common stock. As a result of SkyTerra’s July 2002 rights offering, the conversion price of the Series A Preferred Stock was adjusted, pursuant to certain anti-dilution provisions as defined, from $70.00 to $68.50 per share. As a result of SkyTerra’s December 2004 private placement, the conversion price of the Series A Preferred Stock was further adjusted to $62.69 per share. The conversion price is subject to further adjustment pursuant to the anti-dilution provisions.

From the date of issuance to June 30, 2002, the quarterly dividends on the Series A securities were based on a rate of 7.5% per annum and were paid in additional shares of Series A securities. Under the terms of the securities purchase agreement, from July 1, 2002 through June 30, 2004, the quarterly dividend was based on a rate of 4.65% per annum and was payable, at the option of the holder, in additional shares of Series A securities or cash. As part of the settlement of a class action lawsuit filed against SkyTerra, the Apollo Stockholders agreed to accept payment of the dividend during this period in additional shares of Series A securities. Dividends paid from July 1, 2004 through the date of redemption will be based on a rate of 4.65% per annum and will be payable quarterly in arrears in cash. The quarterly payment of approximately $1.4 million for the three months ended December 31, 2005 was declared on January 30, 2006 and paid on February 1, 2006. The quarterly payment of approximately $1.4 million for the three months ended December 31, 2004 was declared and paid on January 13, 2005. Each of these dividends are reflected in the accompanying combined financial statements in the carrying amount of the Series A Preferred Stock and in net loss attributable to Parent.

The Series 1-A and Series 2-A warrants are exercisable at any time and expire ten years from the date issued. The holders of the Series 1-A and Series 2-A warrants have the option to pay the exercise price of the warrants in cash, SkyTerra common stock previously held, or instructing SkyTerra to withhold a number of SkyTerra shares with an aggregate fair value equal to the aggregate exercise price. Pursuant to the original terms of the Series 1-A warrants, each warrant was exercisable into 1.35 shares of the SkyTerra’s common stock, and the exercise price was dependent on the trading price of SkyTerra’s common stock. The exercise price ranged from $0.10, if the trading price is equal to or greater than $70.00 per share, to $42.00 if the trading price is equal to or less than $40.00 per share. Pursuant to their original terms, each Series 2-A warrant was exercisable into 0.1 share of SkyTerra’s common stock at an exercise price of $70.00.

The exercise price and the number of shares for which the Series 1-A and Series 2-A warrants are exercisable for is subject to adjustment under certain anti-dilution and other provisions as defined. As such, as a result of the issuance of additional shares of SkyTerra common stock in the July 2002 rights offering to shareholders other than the Apollo Stockholders at a price below the exercise price of the warrants at the time of the offering, the highest exercise price of the Series 1-A warrants was adjusted from $42.00 to $41.12, and the number of shares of SkyTerra’s common stock issuable upon the exercise of each Series 1-A warrant became a range dependent on the trading price of SkyTerra’s common stock. The number of shares issuable upon the exercise of each Series 1-A warrant ranged from 1.35 shares, if the trading price is equal to or greater than $70.00 per share to 1.379 shares if the trading price was less than or equal to $40.00 per share. The exercise price of the Series 2-A warrants was adjusted from $70.00 to $68.50, and the number of shares of SkyTerra’s common stock issuable upon the exercise of each Series 2-A warrant was adjusted from 0.1 to 0.1022 shares.

As a result of the December 2004 private placement in which additional shares of SkyTerra common stock were sold at a price below the exercise price of the warrants at the time of the placement, the highest exercise price of the Series 1-A warrants was adjusted from $41.12 to $38.48, and the highest number of shares of SkyTerra’s common stock issuable upon the exercise of each Series 1-A warrant was adjusted from 1.379 shares to 1.4737 shares. The exercise price of the Series 2-A warrants was adjusted from $68.50 to $62.69, and the number of shares of the SkyTerra’s common stock issuable upon the exercise of each Series 2-A warrant was further adjusted to 0.111665 shares. Following consummation of the proposed exchange transactions described in Note 10, the exercise price and number of shares issuable upon the exercise of the Series 1-A and Series 2-A warrants will be further adjusted.

On January 2, 2003, pursuant to the settlement of the class action lawsuit, 22,218 Series 1-A warrants and 2,452,509 Series 2-A warrants were cancelled. As of December 31, 2005, the 1,199,007 shares of Series A Preferred Stock are convertible into 1,912,485 shares of common stock, and the 234,633 Series 1-A warrants and the 9,810,033 Series 2-A warrants are exercisable for 345,776 shares and 1,095,436 shares of common stock, respectively. Assuming all the Series A securities are either converted or exercised, as of December 31, 2005, the Apollo Stockholders would own approximately 63% of SkyTerra’s outstanding common stock and 35% of SkyTerra’s outstanding voting power on a fully diluted basis.

At the time of issuance, SkyTerra ascribed value to the Series A securities based on their relative fair value using the Black-Scholes option valuation model. As such, $29.9 million was allocated to Series A Preferred Stock and the remaining $57.1 million was allocated to the related Series 1-A and Series 2-A warrants. This transaction was accounted for in accordance with FASB Emerging Issues Task Force 98-5 “Accounting for Convertible Securities with Beneficial Conversion Features.” Subsequently, dividends have been recorded representing the accrual of the quarterly dividends and the accretion of the carrying value up to the face redemption over 13 years. For each of the years ended December 31, 2005, 2004 and 2003, such accretion totaled approximately $4.4 million.

(7)	Stock-Based Compensation Plans

SkyTerra has provided incentive and nonqualified stock option plans for directors, officers, key employees and others. A total of 2.3 million shares of common stock are authorized for issuance under the 1998 Long-Term Incentive Plan (the “Stock Incentive Plan”). There are also options outstanding under the Nonqualified Stock Option Plan, but no new grants may be made under this plan. The number of options to be granted and the option prices are determined by the compensation committee of the board of directors in accordance with the terms of the plans. Options generally expire five to ten years after the date of grant.

During 1998, SkyTerra’s board of directors approved the Stock Incentive Plan under which “non-qualified” stock options (“NQSOs”) to acquire shares of common stock may be granted to non-employee directors and consultants and “incentive” stock options (“ISOs”) to acquire shares of common stock may be granted to employees. The Stock Incentive Plan also provides for the grant of stock appreciation rights, shares of restricted stock, deferred stock awards, dividend equivalents, and other stock-based awards to SkyTerra’s employees, directors, and consultants. Under the Stock Incentive Plan, the option price of any ISO may not be less than the fair market value of a share of common stock on the date on which the option is granted. The option price of an NQSO may be less than the fair market value on the date the NQSO is granted if the board of directors so determines. An ISO may not be granted to a “ten percent stockholder” (as such term is defined in section 422A of the Internal Revenue Code) unless the exercise price is at least 110% of the fair market value of the common stock and the term of the option may not exceed five years from the date of grant. Common stock subject to a restricted stock purchase or a bonus agreement is transferable only as provided in such agreement. The maximum term of each stock option granted to persons other than ten percent stockholders is ten years from the date of grant.

Under the Nonqualified Stock Option Plan, which provided for the issuance of up to 510,000 shares, the option price was permitted to be greater or less than the fair market value of the common stock as of the date of the grant, and the options were generally exercisable for three to five years subsequent to the grant date. The Nonqualified Stock Option Plan expired on July 18, 2000, and thereafter, no new options can be granted under the plan.

On October 5, 2001, the compensation committee of the SkyTerra’s board of directors determined that because the outstanding options held by certain executive officers and employees were exercisable at prices that were significantly above prevailing market prices for SkyTerra’s common stock, they no longer provided an adequate level of incentive. Accordingly, to reincentivize certain executive officers and employees of SkyTerra and in recognition of their service to SkyTerra, the compensation committee approved the re-pricing of the exercise prices of options to purchase an aggregate of 32,833 shares of common stock to $1.30 per share, the fair market value at the date of the re-pricing. On December 21, 2001, the compensation committee approved an additional re-pricing of the exercise prices of options to purchase an aggregate of 40,000 shares of common stock held by non-management directors to $6.00 per share, the fair market value at the date of the re-pricing. On October 15, 2002, in recognition of the former Chief Executive Officer’s contribution to SkyTerra, among other things, the compensation committee approved the re-pricing of the exercise price of the former Chief Executive Officer’s outstanding options to purchase 140,000 shares of common stock to $0.85, the fair market value at the date of the re-pricing. In accordance with APB Opinion No. 25 and FIN 44, the Company recorded non-cash compensation expense during the year ended December 31, 2005, 2004 and 2003 of approximately $0.2 million, $0.1 million and $6,000, respectively as a result of these re-pricings. These amounts represent an allocation of the total non-cash compensation expense recorded by Parent during each of the respective periods.

Pursuant to the Stock Incentive Plan, the compensation committee is required to make an equitable adjustment to the terms of options issued under that plan in the event a special, large and nonrecurring dividend or distribution affects the Company’s common stock such that an adjustment is appropriate in order to prevent dilution or enlargement of the rights of the participants under such plan. Pursuant to this provision, the holders of stock options who are current members of the Company’s management and board of directors, as well as a consultant and former directors who were involved with the acquisition of Hughes Network Systems, LLC, received an option to purchase one share of Hughes common stock for each option to purchase two shares of SkyTerra common stock that they held as of the date of the Distribution. The exercise price and number of shares subject to the SkyTerra and Hughes options was adjusted so that the two options had a combined intrinsic value equal to the intrinsic value of the SkyTerra option before taking into account the effect of the Distribution. The options are otherwise exercisable on substantially the same terms and conditions set forth in the Stock Incentive Plan. The issuance of such options to purchase Hughes common stock were in lieu of a larger adjustment to the exercise price of the SkyTerra options that such holders would have been otherwise entitled had they not received options to purchase Hughes common stock. A reduction in the exercise price (or in some cases, an increase in the number of shares) is the manner in which all other options outstanding under the Stock Incentive Plan were adjusted.

Stock option activity under SkyTerra’s various option plans is shown below:

	Weighted Average Exercise Prices	Number of Shares
Outstanding at January 1, 2003	$10.91	923,824
Granted	1.02	235,000
Forfeited	19.38	(37,650)
Exercised	1.30	(4,367)

Outstanding at December 31, 2003	8.58	1,116,807
Granted	3.35	220,000
Forfeited	62.01	(28,081)
Exercised	0.88	(321,966)

Outstanding at December 31, 2004	8.40	986,760
Granted	31.21	152,500
Exercised	2.98	(47,167)

Outstanding at December 31, 2005	$11.81	1,092,093

The following table summarizes weighted-average option price information as of December 31, 2005:

Range of Exercise Prices	Number Outstanding	Weighted Average Remaining Life	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price
$0.85 – $0.85	288,000	6.18	$0.85	288,000	$0.85
$0.91 – $1.55	230,000	7.33	$1.02	151,668	$1.02
$1.80 – $6.00	244,833	6.82	$3.16	124,836	$3.68
$6.60 – $38.44	221,867	8.12	$25.95	45,201	$19.82
$51.10 – $95.00	107,393	3.12	$54.80	107,393	$54.80

	1,092,093	6.66	$11.81	717,098	$10.65

(8)	Related Party Transactions

Corporate Functions

The Company’s combined financial statements include an allocation of expenses related to certain corporate functions, including those related to executive management, accounting, legal, human resources, information systems and insurance. Expenses related to these functions have been derived from Parent’s historical costs relating to such functions and allocated to the Company based on an estimate of time spent by Parent’s employees performing services related to the MSV Investors Subsidiary, including issues related to the MSV Joint Venture. For the years ended December 31, 2005, 2004 and 2003, corporate overhead expenses of approximately $1.0 million, $0.7 million and $0.5 million, respectively, have been included in selling, general and administrative expenses in the accompanying combined statements of operations. Management believes these allocations are reasonable. These expenses are not indicative of the costs and expenses that would have been incurred had the Company operated as a separate entity during the periods presented as they represent only a portion of the corporate overhead expenses incurred by Parent. However, it is not practicable to estimate what the Company’s corporate overhead costs would have been on a stand-alone basis during such periods.

Separation Agreement

On December 30, 2005, in preparation for the Distribution, SkyTerra and Hughes entered into the Separation Agreement pursuant to which SkyTerra contributed to Hughes, effective December 31, 2005, all of its assets, liabilities and operations other than those associated with the MSV Joint Venture and TerreStar, $12.5 million of cash, cash equivalents and short-term investments, certain tax attributes and the obligations pursuant to the Series A Preferred Stock. Upon a change of control of the Company involving the consolidation of the ownership of the MSV Joint Venture, which would include the proposed exchange transactions described in Note 10, the remaining balance of the $12.5 million of cash, cash equivalents and short-term investments at such time, if any, will be transferred to Hughes. The Separation Agreement also provides that Hughes is responsible for paying all fees, costs and expenses directly related to the Distribution, except to the extent such fees have already been paid by the Company. In addition, the Separation Agreement provides for certain indemnifications, tax sharing and consulting services.

Indemnification. The Separation Agreement provides that Hughes will indemnify the Company against losses based on, arising out of or resulting from (i) the ownership or the operation of the assets or properties transferred to Hughes under the Separation Agreement, and the operation or conduct of the business of, including contracts entered into and any activities engaged in by, Hughes, whether in the past or future; (ii) any other activities Hughes engages in; (iii) any guaranty, keepwell, of or by the Company provided to any parties with respect to any of Hughes’s actual or contingent obligations and (iv) certain other matters described in the Separation Agreement. The Separation Agreement provides that the Company will indemnify Hughes against losses based on, arising out of or resulting from the ownership or operation of the assets or properties of the MSV Joint Venture or TerreStar, or the operation or conduct of their businesses, including the contracts entered into by them, and certain other matters described in the Separation Agreement.

Tax sharing agreement. The tax sharing agreement governs the allocation between Hughes and the Company of tax liabilities and related tax matters, such as the preparation and filing of tax returns and tax contests, for all taxable periods. Hughes will generally be responsible for, and indemnify the Company and its subsidiaries against, all tax liabilities imposed on or attributable to (i) Hughes and any of its subsidiaries relating to all taxable periods and (ii) the Company and any of its subsidiaries for all taxable periods or portions thereof ending on or prior to a change of control of the Company, in each case, after taking into account any tax attributes of the Company or any of its subsidiaries that are available to offset such tax liabilities. Notwithstanding the foregoing, Hughes is not responsible for any taxes relating to the MSV Joint Venture, TerreStar or a change of control of the Company. Additionally, under the tax sharing agreement, the Company is responsible for, and indemnifies Hughes and its subsidiaries against, all tax liabilities imposed on or attributable to the MSV Joint Venture and TerreStar relating to all taxable periods, the Company and any of its subsidiaries relating to all taxable periods or portions thereof beginning and ending after a change of control, and any change of control of the Company.

Consulting services. The Company provides Hughes with the consulting services of its officers, not to exceed an aggregate of 200 hours per month, for a monthly fee of $25,000. Such services may be terminated by either party at any time with or without cause by providing ten business days notice to the non-terminating party.

Other

During the years ended December 31, 2005, 2004 and 2003, Electronic System Products, Inc., a business contributed to Hughes pursuant to the Separation Agreement, recognized revenues totaling approximately $11,000, $0.1 million and $18,000, respectively, for certain services provided to the MSV Joint Venture.

Certain of the Company’s directors and officers serve on the board of directors of affiliates, including the MSV Joint Venture and TerreStar. Such directors and officers have received stock-based compensation from such affiliates for their service. The amount of stock-based compensation received by the Company’s directors and officers is comparable to stock-based compensation awarded to other non-executive members of the affiliates’ board of directors.

(9)	Commitments and Contingencies

The Company retained SkyTerra’s non-cancelable operating leases that expire in the year ending December 31, 2006. Future minimum payments under the operating leases which the Company retained following the Distribution total approximately $0.1 million. Excluded from total minimum lease payments is $1.0 million, net of secured letters of credit issued by the assignee, relating to leases that have been assigned and require no future payments by the Company unless there is a default by the party to which the respective lease has been assigned. Pursuant to the Separation Agreement, Hughes has indemnified the Company for any future payments which may result from such a default.

On May 7, 2004, in connection with services being provided which support the regulatory effort of the MSV Joint Venture, the MSV Investors Subsidiary agreed to pay an unaffiliated consultant a one-time fee of $0.4 million upon a liquidity event, as defined in the agreement. The MSV Investors Subsidiary will recognize an expense related to this fee if and when a liquidity event becomes probable. The closing of the proposed exchange transactions involving the consolidation of the ownership of the MSV Joint Venture described in Note 10 will be a liquidity event that would require payment of the one-time fee.

Pursuant to the Separation Agreement, the Company retained $12.5 million of cash, cash equivalents and short-term investments. Upon a change of control of the Company involving the consolidation of the ownership of the MSV Joint Venture, which would include the proposed exchange transactions described in Note 10, the remaining balance of the $12.5 million of cash, cash equivalents and short-term investments at such time, if any, will be transferred to Hughes. If such a change of control had occurred as of May 8, 2006, the Company would have transferred approximately $7.2 million of cash and cash equivalents to Hughes.

From time to time, the Company is subject to litigation in the normal course of business. The Company is of the opinion that, based on information presently available, there are no outstanding claims that will have a material adverse effect on the Company’s financial position or results of its operations.

(10)	Subsequent Events

Distribution

On February 21, 2006, SkyTerra completed the Distribution and distributed to each of its stockholders one-half of one share of Hughes common stock for each share of SkyTerra common or non-voting common stock held as of the close of business on February 13, 2006 (or, in the case of the Series A Preferred Stock and Series 1-A and 2-A warrants, in accordance with their terms, one-half of one share of Hughes common stock for each share of the SkyTerra common stock issuable upon conversion or exercise of such preferred stock and warrants held as of the close of business on February 13, 2006).

Series A Preferred Stock Dividend

The terms of the Series A Preferred Stock provide for dividends of 4.65% of the then current face value to be paid quarterly in arrears. The payment of approximately $1.4 million, for the three months ended December 31, 2005, was declared by SkyTerra’s board of directors on January 30, 2006 and paid on February 2, 2006 and is reflected in the accompanying combined financial statements in the carrying amount of the Series A Preferred Stock and in net loss attributable to Parent.

Rights Offering and Redemption of Series A Preferred Stock

On May 8, 2006, the Company announced that it expects to conduct a rights offering to its stockholders and sell approximately 6.7 million shares of common stock for gross proceeds of approximately $119.9 million which will be used to redeem all of the outstanding Series A Preferred Stock at its liquidation preference. The redemption of the Series A Preferred Stock is a condition to the proposed exchange transactions involving the consolidation of ownership and control of the MSV Joint Venture described below. The rights offering is expected to commence promptly following the effectiveness of a registration statement to be filed with the Securities and Exchange Commission.

In the proposed rights offering, all holders of the Company’s voting and non-voting common stock will receive approximately 0.37 of a non-transferable right to purchase one additional share of the Company’s common stock for each share held as of a record date to be established at a later date at a subscription price of $18.00 per share. All stockholders who fully exercise their basic subscription rights, other than the Apollo Stockholders, will also have an over-subscription right to acquire any shares which are not purchased by other stockholders, subject to a pro rata limitation in the event the rights offering is oversubscribed. Pursuant to the preferred stock redemption agreement, the Apollo Stockholders have agreed to purchase, at the $18.00 subscription price, all shares in the rights offering which are not subscribed for by other stockholders to ensure that the aggregate proceeds from the rights offering total the approximately $119.9 million liquidation preference for the outstanding Series A Preferred Stock. All shares purchased in the rights offering by the Apollo Stockholders will be non-voting common stock. The Apollo Stockholders may exchange such non-voting common stock for voting common stock, provided that their aggregate vote is less than 29.9%. The issuance of voting common stock in connection with the proposed exchange transactions described below will allow the Apollo Stockholders to exchange all non-voting common stock held by them for shares of voting common stock.

MSV Joint Venture Exchange Transactions

On May 8, 2006, the Company announced that it had executed definitive agreements with certain other partners in the MSV Joint Venture and the minority stakeholders in the Company’s MSV Investors Subsidiary, that, upon closing, would result in the consolidation of ownership and control of the MSV Joint Venture and its corporate general partner in the Company (the “MSV Exchange Transactions”). At the initial closing, the Company will issue 39.6 million shares of its common stock to affiliates of Motient, Columbia Capital, Spectrum Equity Investors and the minority stakeholders in the MSV Investors Subsidiary in exchange for approximately 14.2 million limited partnership interests of the MSV Joint Venture and all of the common stock of the corporate general partner currently held by these parties, resulting in the Company owning 52% of the MSV Joint Venture on a fully diluted basis and 78% of the corporate general partner. Motient intends to distribute approximately 25.5 million shares of the Company’s common stock that it receives to its common stockholders as soon as practicable following the initial closing. Motient will also receive the right to exchange, at a later date, its remaining 6.7 million limited partnership interests of the MSV Joint Venture for approximately 18.9 million shares of the Company’s common stock. Following these transactions, the Company will own approximately 70% of the MSV Joint Venture on a fully diluted basis and 78% of the corporate general partner.

In connection with the MSV Exchange Transactions, the Company also entered into a series of registration rights agreements with the various parties pursuant to which the shares received in the various transactions will be registered with the Securities and Exchange Commission. Closing of the transactions is subject to Federal Communications Commission approval and customary closing conditions. Accordingly, there can be no assurances that these transactions will close on the terms outlined here, if at all.

The Company may acquire additional limited partnership interests of the MSV Joint Venture on the same terms and conditions as offered in the MSV Exchange Transactions if other partners in the MSV Joint Venture exercise their tag along rights or if the Company negotiates and enters into exchange transactions with the MSV Joint Venture option holders.

TerreStar Exchange Transactions

On May 8, 2006, Motient announced that it had executed agreements with affiliates of Columbia Capital and Spectrum Equity Investors pursuant to which Motient will issue 2.7 million shares of its common stock in exchange for 1.5 million shares of TerreStar common stock held by these parties, resulting in Motient owning 59% of TerreStar on a fully diluted basis. In connection with these transactions, the Company’s MSV Investors Subsidiary will distribute the shares of TerreStar common stock that it currently holds to its members. Following the distribution, the Company will have the right, but not the obligation, to exchange its 4.2 million shares of TerreStar common stock for 7.5 million shares of Motient common stock for 15 days following closing of these transactions, which will occur concurrently with the MSV Exchange Transaction. In addition, the TerreStar shareholders’ agreement will be modified to limit the protections afforded to the minority stockholders in TerreStar to certain tag along rights.